EXHIBIT 99.1

ADVANSTAR RELEASES FIRST QUARTER 2003 RESULTS

Boston, MA – May 7, 2003 - Advanstar Communications Inc., a wholly owned subsidiary of Advanstar, Inc., announced today unaudited operating results for the first quarter of 2003.

Advanstar Communications Inc.

Summary Financial Information

(Unaudited)

In thousands	Quarter Ended March 31, 2003	Quarter Ended March 31, 2002
Net revenue:
Trade shows and conferences	$74,086	$76,465
Publications	31,515	28,674
Marketing services and other	3,754	4,288
Total net revenue	109,355	109,427
Contribution margin:
Trade shows and conferences	41,414	42,745
Publications	8,970	5,741
Marketing services and other	654	1,595
Total contribution margin	51,038	50,081

General and administrative expenses	9,868	9,878
Provision and funding of affiliated dot.com company operations	210	38,079
Depreciation and amortization	13,155	16,648
Operating income (loss)	27,805	(14,524)

Other income (expense)
Interest expense, net	(12,086)	(12,674)
Other income (expense), net	399	1,042
Provision (benefit) for income taxes	304	(4,776)
Minority interests	(128)	(90)

Income (loss) before accounting change	15,686	(21,470)
Cumulative effect of accounting change	—	(66,817)
Net income (loss)	$15,686	$(88,287)

Cash provided by (used in) operating activities	$2,265	$(10,479)
EBITDA(1)	40,845	2,023
Adjusted EBITDA(1)	40,845	39,215

(1)                A reconciliation of the differences between this non-GAAP financial measure and the most directly comparable GAAP measure can be found at the end of this press release.

Revenue for the quarter was $109.4 million, equal to $109.4 million for the first quarter of 2002.  Net income for the quarter was $15.7 million, an increase of $104.0 million from the first quarter of 2002.  The net loss for the first quarter of 2002 included a non-cash goodwill impairment charge of $66.8 million that the Company recorded upon adoption of Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets”, and a non-cash charge of $37.2 million related to a write-off of notes and advances due from our affiliated dot.com company.   Results also include a lower charge of $0.2 million related to current funding of our affiliated dot.com company for the first quarter of 2003 compared to $0.9 million in 2002.

Contribution margin, which is defined as net revenue less cost of production and selling, editorial and circulation costs, is the measure by which the Company monitors segment performance.  Contribution margin for the quarter was $51.0 million, an improvement over the $50.1 million in the first quarter of 2002.

Operating Summary

Revenue from trade shows and conferences declined $2.4 million, or 3.1% to $74.1 million in the first quarter of 2003 from $76.5 million in the first quarter of 2002.  This decrease was primarily attributable to a shift in the timing of four events, declines in our events that serve the technology market, and one less event held in our group serving the beauty market.  In the first quarter of 2002 we held two events which were moved to the second quarter of 2003 and one event which has been moved to the fourth quarter of 2003.  We also held one event in the first quarter of 2003 which was last held in 2001.  The decline was partially offset by several trade show launches during the quarter.  Revenue for our spring MAGIC events increased approximately $1.5 million, or 5.1% compared to the spring 2002 events.  Attendance at our spring MAGIC events increased 2.9% while square feet declined 3.8% over the spring 2002 events.  Our trade shows serving the technology market continue to suffer from the overall curtailment of spending in technology, which impacts marketing spending by our customers.  Revenue from our events serving the technology market declined $3.2 million, or 34.8% from the first quarter 2002 events.  Total tradeshow square feet increased approximately 4.3% across all markets other than technology.

Contribution margin from trade shows and conferences declined 3.1% to $41.4 million for the first quarter of 2003 from $42.7 million in the first quarter of 2002.  This decrease was primarily due to a shift in the timing of four events discussed above and the decline in operating results of events serving the technology market, partially offset by the launch of several trade shows during the quarter.

Revenue from publications increased 9.9% to $31.5 million for the first quarter of 2003 from $28.7 million for the first quarter last year.  Advertising pages increased approximately 5.6% and revenue per page increased approximately 2.8% across much of our portfolio, most heavily concentrated in publications serving the pharmaceutical, healthcare and automotive markets.  Our acquisition late in 2002 of Healthcare Traveler also contributed to this increase.  Our magazines serving the technology and travel markets continue to suffer from the overall economic environment as advertising pages continued to decline in these markets.  Advertising pages increased 15.9% across all markets other than technology and travel, primarily due to market share gains resulting in a 17.4% revenue increase in these other markets.

Contribution margin from publishing increased 56.2% to $9.0 million for the first quarter of 2003 from $5.7 million for the first quarter last year.  This increase was primarily due to the strong performance of publications serving the pharmaceutical, healthcare and automotive markets and our acquisition of Healthcare Traveler in

October 2002.

Revenue from marketing services and other declined $0.5 million to $3.8 million for the first quarter of 2003 from $4.3 million for the first quarter of last year.  Contribution from marketing services and other decreased to $0.7 million from $1.6 million last year due to the decline in revenue and an increase in sales staff resources dedicated to developing sales opportunities related to our small space advertisers.

EBITDA for the first quarter of 2002 includes a non-cash charge of $37.2 million related to a provision for notes and advances to our affiliated dot.com company.  We have excluded this charge in arriving at Adjusted EBITDA.

Adjusted EBITDA increased 4.2% to $40.8 million in the first quarter of 2003 from $39.2 million in the first quarter of last year, due primarily to the increase in contribution and a decline in our current funding of our affiliated dot.com company’s operations.

Advanstar Chairman and CEO, Robert L. Krakoff, commented, “We are pleased with the progress we made in the first quarter of 2003, particularly given the slow pace of the economic recovery in most of our markets and the continuing drag on performance caused by conditions in the telecommunications and travel markets. Advertising in most markets continues to show modest growth, but there are no clear signs of any significant upturn yet in 2003.  Meanwhile, we continue to firmly manage our cost base.

Trade shows, as in the past, lag in the economic recovery, thus accounting for their modest year-over-year decline in the first quarter.  These same slow turnaround conditions are likely to continue for the balance of the year for most of our trade show events.

Nevertheless, we are pleased with our continued market share gains in the majority of our publications and our strong trade show events.  We believe we are well positioned to benefit from an economic recovery due to our strong position in the markets we serve.”

Conference Call Information

Advanstar will hold a conference call to review first quarter 2003 results on Thursday May 8, 2003 at 1:00 p.m. Eastern Time.  The call can be accessed by dialing 1-800-399-1392 with access code number 431103.  A taped replay of the call will be available and can be accessed by dialing 1-800-642-1687 with reference code 431103 until 5:00 p.m. Eastern Time on Wednesday, May 14, 2003.

About Advanstar

Advanstar Communications Inc. is a worldwide business information company serving specialized markets with high quality information resources and integrated marketing solutions. Advanstar has 105 business magazines and directories, 80 tradeshows and conferences, numerous Web sites, and a wide range of direct marketing, database and reference products and services. Advanstar serves targeted market sectors in such industries as art, automotive, beauty, collaboration/e-learning, CRM/call center, digital media, entertainment/marketing, fashion & apparel, healthcare, manufacturing and processing, pharmaceutical, powersports, science, telecommunications and travel/hospitality. The Company has over 1,200 employees and currently operates from multiple offices in North America, Latin America, Europe and Asia. For more information, visit www.advanstar.com.

The statements contained in this press release and our other oral and written statements that are not historical in nature are forward-looking statements that involve risks and uncertainties. Although management of Advanstar believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Advanstar’s business, there can be no assurance that they in fact will be realized. Numerous factors may affect Advanstar’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of Advanstar. Factors that could cause actual results to differ materially include: fluctuations in advertising revenue with general economic cycles; management’s ability to identify, finance, complete and integrate acquisitions; the performance of trade shows and conferences, and publications; the seasonality of revenue from publishing and trade shows and conferences; the success of new products; increases in paper and postage cost; the infringement or invalidation of Advanstar’s intellectual property rights; and other such factors listed from time to time in Advanstar’s reports filed with the Securities and Exchange Commission included in our registration statement on Post-effective Amendment No. 3 to Form S-1 filed April 4, 2003 under “Risk Factors.” Advanstar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In this press release we also disclose various non-GAAP financial measures as defined by SEC Regulation G, including EBITDA and Adjusted EBITDA.  The most directly comparable GAAP financial measures and a reconciliation of the differences between the GAAP financial measures and the non-GAAP financial measures can be found at the end of this press release.

Advanstar Communications Inc.

Statements of Operations

(Unaudited)

In thousands	Quarter Ended March 31, 2003	Quarter Ended March 31, 2002
Net revenue	$109,355	$109,427
Operating expenses:
Costs of production	23,252	23,190
Selling, editorial and circulation	35,065	36,156
General and administrative	9,868	9,878
Funding of affiliated dot.com company operations	210	38,079
Depreciation and amortization	13,155	16,648
Total operating expenses	81,550	123,951
Operating income (loss)	27,805	(14,524)
Other income (expense):
Interest expense, net	(12,086)	(12,674)
Other income (expense), net	399	1,042
Income (loss) before income tax expense, minority interest and accounting change	16,118	(26,156)
Provision (benefit) for income taxes	304	(4,776)
Minority interests	(128)	(90)
Income (loss) before accounting change	15,686	(21,470)
Cumulative effect of change in accounting	—	(66,817)
Net income (loss)	$15,686	$(88,287)

The following table reconciles our EBITDA and Adjusted EBITDA to cash flows provided by operating activities for each period presented:

Unaudited, in thousands	Quarter Ended March 31, 2003	Quarter Ended March 31, 2002
Adjusted EBITDA	$40,845	$39,215
Provision for notes and advances from affiliated dot.com company	—	(37,192)
EBITDA	40,845	2,023

Depreciation and amortization	(13,155)	(16,648)
Minority interests (excluding depreciation and amortization	115	101
Operating income (loss)	27,805	(14,524)
Other income (expense):
Interest expense, net	(12,086)	(12,674)
Other income (expense), net	399	1,042
(Provision) benefit for income taxes	(304)	4,776
Minority interests	(128)	(90)
Cumulative effect of change in accounting	—	(66,817)
Net income (loss)	15,686	(88,287)
Provision for notes and advances from affiliated dot.com company	—	37,192
Transition goodwill impairment	—	66,817
Depreciation and amortization	13,155	16,648
Deferred income taxes	—	(5,627)
Other non-cash items	798	818
Changes in operating assets and liabilities	(27,374)	(38,040)
Net cash provided by (used in) operating Activities	$2,265	$(10,479)